DUPLICATE

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that PERMISSION MARKETING SOLUTIONS INC. changed its name to PACIFIC ASIA CHINA ENERGY INC. on December 30, 2005 at 12:01 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On December 30, 2005

RON TOWNSHEND Registrar of Companies Province of British Columbia Canada